Exhibit 3.1

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

---------------------------------------
|                                      |
|      CERTIFICATE OF DESIGNATION      |
|       (PURSUANT TO NRS 78.1955)      |
|                                      |
---------------------------------------

Important: Read attached instructions before completing form.

                                              ABOVE SPACE IS FOR OFFICE USE ONLY


                           Certificate of Designation
                           --------------------------
                         For Nevada Profit Corporations
                         ------------------------------
                            (Pursuant to NRS 78.1955)

1.       Name of corporation:

         SECURECARE TECHNOLOGIES, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class of series of stock:

         A.       Designation and Number.
                  ----------------------

         Three million (3,000,000) of the 15,000,000 authorized shares of Preferred Stock of the Corporation shall be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock") and shall possess the rights and privileges set forth below.

         B.       Par Value Stated Value, Purpose of Issuance and Certificates.
                  ------------------------------------------------------------

         Each share of Series A Preferred Stock shall have a par value of $.001, and a stated value (face amount) of One ($1.00) Dollar (the "Stated Value"). Certificates representing the shares of Series A Preferred Stock purchased shall be issued by the Corporation to the purchasers immediately upon acceptance of the subscriptions to purchase such shares.

         C.       Dividends.
                  ---------

         Holders of the shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available therefor, dividends at the rate of five (5%) percent of the Stated Value per annum, payable on an annual basis, either in cash or in shares of the Corporation's common stock, par value $.001 per share (the "Common Stock"), based on the fair market value of the Common Stock on the date the dividend is declared, at the option of the Corporation. The holders of the Series A Preferred Stock will have preference in payment of dividends over the holders of Common Stock.

         D.       Liquidation Preference.
                  ----------------------

         In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Series A Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of Common Stock or upon any other series of Preferred Stock of the Corporation junior to the Series A Preferred Stock, an amount per share equal to the Stated Value. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series A Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock shall receive all the assets of the Corporation available for distribution and each such holder of the Series A Preferred Stock and the holders of any other series of preferred stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the holders of shares of the Series A Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series A Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

         E.       Conversion Rights.
                  -----------------

         Subject to any limitations on the right of the holders of the Series A Preferred Stock to convert their shares of Series A Preferred Stock into shares Common Stock, the holders of Series A Preferred Stock shall have the following conversion rights:

                  (a) Optional Conversion. Subject to and upon compliance with the provisions of this Section E, the holder of any shares of Series A Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock at the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.

                  (b) Mandatory Conversion. At any time after the initial issuance date of the Series A Preferred Stock (the "Initial Issuance Date") and effective upon the occurrence of an event in which either
         (i) (A) the Common Stock is traded on a national securities exchange or quoted on the Nasdaq National Market System ("NMS") or the Nasdaq SmallCap Market ("NSCM"), (B) the average closing bid price of the Common Stock shall equal or exceed $3.00 per share for thirty (30) consecutive trading days, subject to certain adjustments, and (C) the average trading volume of the Common Stock during such thirty-day period is equal to or greater than 100,000 shares per day; or (ii) a registration statement covering the sale of the Corporation's securities for the raising of capital in an amount exceeding $10,000,000 is filed under the Securities Act of 1933, as amended (the "Securities Act") and has been declared effective by the Securities and Exchange Commission, then the Corporation shall have the right, upon, at least five (5) days prior written notice to all of the holders of Series A Preferred Stock, to require the conversion of the Series A Preferred Stock at the Conversion Price. Upon notice from the Corporation, each holder of shares of Series A Preferred Stock shall surrender its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this provision. As soon as practicable after the date of such mandatory conversion and the surrender of the Series A Preferred Stock certificate or certificates (but no later than five (5) business days), the Corporation shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in subsection H(e) below in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

                  (c) Conversion Price. Each share of Series A Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the Stated Value by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Preferred Stock shall be $1.00. The Conversion Price shall be subject to adjustment as set forth in Section F below. No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion.

                  (d) Mechanics of Conversion. The holder of any shares of Series A Preferred Stock may exercise the conversion right specified in subsection E(a) above by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made and such date is referred to herein as the "Conversion Date." Subject to the provisions of Section F, as promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subsection H(e) below. Subject to the provisions of Section F, the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered. The minimum number of shares of Series A Preferred Stock that may converted upon any request for an optional conversion shall be 50,000 shares; provided, however, that if the holder owns less than 50,000 shares of Series Preferred Stock then he shall be required to convert all of his shares.

                  (e) Conversion Price Adjustments. The Conversion Price shall be subject to the adjustment provisions of Section F below.

         F.       Anti-Dilution Rights.
                  --------------------

                  (a) Adjustments for Dividends, Reclassifications, etc. In case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

                  (b) Adjustment for Reorganization, Consolidation and Merger. In case of any reorganization of the Corporation (or any other corporation the stock or other securities of which are at the time receivable on the conversion of the Series A Preferred Stock) after the Initial Issuance Date, or in case, after such date, the Corporation (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey all or substantially all its assets to another corporation or entity, then and in each such case the holders of the Series A Preferred Stock, upon the conversion thereof as provided in Section E at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion of their shares of Series A Preferred Stock prior to such consummation, the stock or other securities or property to which such holders would have been entitled upon such consummation if such holders had converted their shares of Series A Preferred Stock immediately prior thereto, all subject to further adjustment as provided in Section F(a) above.

                  (c) Adjustment of Conversion Price. Whenever the Conversion Price payable upon conversion of Series A Preferred Stock is adjusted pursuant to subsection (a) of this Section F, the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock shall simultaneously be adjusted by multiplying the number of shares of Common Stock initially issuable upon conversion of the Series A Preferred Stock by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

                  (d) Minimum Adjustment. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one ($0.01) cent in such price; provided, however, that any adjustments which by reason of this Section F(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section F shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Section F to the contrary notwithstanding, the Corporation shall be entitled, but shall not be required, to make such changes in the Conversion Price, in addition to those required by this Section F, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Corporation shall not result in any Federal Income tax liability to the holders of Common Stock or securities convertible into Common Stock.

                  (e) Notices. Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly but no later than ten (10) days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Price and adjusted number of shares of Common Stock issuable upon conversion of Series A Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing on the Corporation's records, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section F, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

                  (f) Receipt of Stock other than Common Stock. In the event that at any time, as a result of an adjustment made pursuant to this Section F, the holder of Series A Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained herein.

                  (g) Continuation of Price and Number of Series A Preferred Stock. Irrespective of any adjustments in the Conversion Price or the number or kind of shares purchasable upon conversion of Series A Preferred Stock, Series A Preferred Stock theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the similar Series A Preferred Stock initially issuable pursuant to this Certificate of Designation.

         G.       Voting Rights.
                  -------------

                  (a) Number and Voting with other Shareholders. The holders of shares of Series A Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Sections E and F hereof at the record date for the determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. In all cases where the holders of shares of Series A Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share held by them respectively.

                  (b) Special Class Voting Rights. In addition to any other rights provided by law, so long as any Series A Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred Stock, voting separately as a class, will not:

                           (i) authorize or issue shares of any class or series of stock having any preference or priority as to dividends, assets or other rights superior to any such preference or priority of the Series A Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, assets or other rights superior to any such preference or priority of the Series A Preferred Stock; or

                           (ii) reclassify any class or series of stock of the Corporation, that is junior in rights to the Series A Preferred Stock, into a class or series of stock which has any rights senior to or in parity with the Series A Preferred Stock; or

                           (iii) reclassify any class or series of stock of the Corporation, that is in parity with the Series A Preferred Stock, into a class or series of stock which has any rights senior to the Series A Preferred stock.

         H.       Reservation of Shares; Costs; Approvals; etc.
                  --------------------------------------------

                  (a) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock (including taking into account any anti-dilution adjustments pursuant to Section F above). All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

                  (b) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

                  (c) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange or on the NMS or NSCM, the Corporation will, if permitted by the rules of such exchange or Nasdaq, list and keep listed on such exchange or the NMS or NSCM, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

                  (d) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, destruction, theft or mutilation of any Series A Preferred Stock certificates (the "Certificates") and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Certificates, if mutilated, the Corporation shall execute and deliver new Series A Preferred Stock Certificates of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost or stolen Series A Preferred Stock Certificates if the Holder thereof contemporaneously requests the Corporation to convert such Series A Preferred Stock into Common Stock, in which event the Corporation shall be entitled to rely on an affidavit of loss, destruction or theft of the Series A Preferred Stock Certificate or, in the case of mutilation, tender of the mutilated certificate, and shall issue the shares of Common Stock issuable upon conversion.

                  (e) No Fractional Shares. If the number of shares of Common Stock issuable upon the conversion of Series A Preferred Stock results in any fractional shares, the Corporation shall not be required to issue fractions of shares, upon conversion of the Series A Preferred Stock or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any conversion hereof, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:

                           (i) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NMS, the current market value shall be the average of the last reported sale prices of the Common Stock on such exchange for the ten (10) trading days prior to the date of conversion of Series A Preferred Stock; provided that if no such sale is made on a day within such period or no closing sale price is quoted, that day's market value shall be the average of the closing bid and asked prices for such day on such exchange or system; or

                           (ii) If the Common Stock is listed in the over-the-counter market (other than on NMS) or admitted to unlisted trading privileges, the current market value shall be the mean the average of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. for the ten
                  (10) trading days prior to the date of the conversion of the Series A Preferred Stock; or

                           (iii) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount determined in a reasonable manner by the Board of Directors of the Corporation.

                  (f) Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted as contemplated hereby, the shares so converted shall be cancelled, shall return to the status of authorized but unissued shares of Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series A Preferred Stock.

3.       Effective Date of Filing (optional):

4.       Officer Signature _______________________________________________


Filing Fee: $175.00

         IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

         SUBMIT IN DUPLICATE



This form must be accompanied by appropriate fees. See attached fee schedule.